ASSET PURCHASE AGREEMENT

THIS AGREEMENT dated for reference the 26th day of September, 2008.

AMONG:
EUROSLOT S.A.S., a corporation existing under the laws of France with a registered office at ZA Les Priedons Sud, 86140 Scorbe-Clairvaux, France

(herein called “Vendor”)
AND:
USR TECHNOLOGY, INC., a corporation existing under the laws of the State of Nevada with its executive office at 20333 State Hwy. 249, Suite 200,
Houston, Texas

(herein called “Purchaser”)

WHEREAS:
The Vendor owns a technology it invented and developed for manufacturing articulated downhole screen filters for use in oil and gas drilling operations to eliminate solid particles contained in hydrocarbons prior to transporting them out to the surface (such articulated downhole screen filters are herein called the “Products”).

A.      The Vendor has agreed to sell and the Purchaser has agreed to purchase a US $1,000,000 fixed credit supply of Products (the “Purchased Asset”);

B.      The Purchase Price for the Purchased Asset will be payable by the issuance of 1,000,000 restricted post-consolidation shares of common stock of the Purchaser (3,000,000 pre-consolidated restricted shares of common stock) at a deemed price of US $1.00 per share.

C.      On this day, a License Agreement (attached hereto in Schedule 4) is signed between the Vendor and the Purchaser regarding the use of certain IP Rights. These License Agreement and Asset Purchase Agreement form the complete agreement of the parties and are indissociable. Both agreements will take effect on the same day.

NOW THEREFORE in consideration of the premises and the respective covenants, agreements representations, warranties and indemnities of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree as follows:

1.	DEFINED TERMS

1.1

For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

(a)

“Affiliate” has the meaning given to that term in Article L.233-3 of the French Commercial code or in the Securities Act of 1933, as amended, and the Rules and Regulations of the Securities and Exchange Commissions promulgated thereunder;

	(b)	“Purchased Asset” means the business assets as described in Recital B of this Agreement;

	(c)	“Business Day” means any day which is not a Saturday, Sunday or statutory holiday in the United States and France;

	(d)	“Closing” means the completion of the transactions contemplated in this Asset Purchase Agreement;

	(e)	“Closing Date” means September 26, 2008, or such other date as the Vendor and the Purchaser may mutually determine;

	(f)	“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument or other commitment, whether written or oral;

(g)

“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

(h)

”Licenses” means all licenses, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory, or otherwise) required for the conduct in the ordinary course of the uses to which the Assets have been put;

(i)

“Losses” means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter and actually incurred by a party entitled to be indemnified hereunder, net of (i) any tax adjustments, benefits, savings or reductions to which such indemnified party is entitled resulting from such matter, and (ii) any insurance proceeds, in either case to which such indemnified party is entitled by virtue of such claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses;

	(j)	“Purchase Price” means the aggregate sum payable by the Purchaser to the Vendor for the Purchased Asset.

1.2	Currency. Unless otherwise indicated, all dollar amounts in this Agreement are expressed in United States funds.

1.3

Sections and Headings. The division of this Agreement into Articles, sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, section, subsection or Schedule refers to the specified Article, section or subsection of or Schedule to this Agreement.

1.4

Number, Gender and Persons. In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5

Accounting Principles. Except as otherwise stated, any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in the United States of America, including those approved from time to time by the American Institute of Certified Public Accountants or any successor body thereto.

1.6

Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7	Time of Essence. Time will be of the essence of this Agreement.

1.8

Applicable Law. This Agreement will be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties will be governed by, the laws of England. All claim demands, disputes, controversies, differences, or misunderstandings between the Parties relating to this Agreement shall be settled by arbitration before one arbitrator to be appointed in accordance with the International Chamber of Commerce, such proceeding to be held in London in the English language and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof..

1.9

Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be binding on either party unless consented to in writing by such party. No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise provided.

1.10

Adjustments for Stock Splits, Etc.. Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company, then, upon the occurrence of any subdivision, combination or stock dividend of such stock, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

1.11	Schedules. The following Schedules are attached to and form part of this Agreement: All terms defined in the body of this Agreement will have the same meaning in the Schedule attached hereto

Schedule 1	Description of Purchased Asset
Schedule 2	Intellectual Property: Vendor Patent and Trademark
Schedule 3	Consents
Schedule 4	License Agreement
Schedule 5	Subscription Agreement

2.	PURCHASE AND SALE

2.1

Subject to the terms and conditions of this Agreement, effective as at the Closing Date the Vendor will sell, transfer, and assign to the Purchaser and the Purchaser agrees to purchase from the Vendor, free and clear of all Encumbrances the Purchased Asset.

3.	PURCHASE PRICE AND ALLOCATION

3.1

The Purchase Price payable by the Purchaser to the Vendor for the Purchased Asset shall consist of 1,000,000 shares of post-consolidation restricted common stock of the Purchaser (3,000,000 pre- consolidated restricted shares of common stock) at a deemed price of US $1.00 per share (the “Purchase Shares”). A 3:1 consolidation of USR Technology, Inc’s share capital took place on September 17, 2008. On or prior to the Closing Date, the Purchaser and the Vendor shall enter into a subscription agreement in regards to the Purchase Shares, as detailed in Schedule 5. On the Closing date, the Purchaser shall instruct its transfer agent to issue the Purchase Shares to the Vendor. In any case, this Agreement shall take effect on the day of issuance and attribution of the Purchase Shares to the Vendor.

4.	PAYMENT OF THE PURCHASE PRICE

4.1	The Purchase Price will be paid in full by the issuance by the Purchaser to the Vendor of the Purchase Shares in one instalment on the Closing Date.

5.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

5.1

The Closing will take place on September 26, 2008 at 11:00AM (PST), on the Closing Date at the offices of Macdonald Tuskey, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

5.2

The Vendor will deliver possession of the Purchased Asset, free of any other claim to possession and any tenancies, to the Purchaser on the Closing Date. In this respect, the Vendor will deliver to the Purchaser a credit note relating to the purchase of the Products with a total credit value of US $1,000,000.

5.3

Provided that there has been no material misrepresentation on the part of the parties to this agreement and all of their respective obligations under this Agreement have been fulfilled, there will be no adjustment of the Purchase Price for any reason whatsoever.

6.	REPRESENTATIONS AND WARRANTIES OF THE VENDOR

6.1

The Vendor represents and warrants to the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, as follows:

(a)

the execution and delivery of this Agreement and the completion of the transaction contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of the Vendor, and this Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(b)

except as will be remedied by the consents, approvals, releases, and discharges described in Schedule 3 - Consents attached hereto, neither the execution and delivery of this Agreement nor the performance of the Vendor’s obligations hereunder will:

(i)

violate or constitute default under any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Vendor, the Purchased Asset, or any contract, agreement, instrument, covenant, mortgage, or security, to which the Vendor is a party or which are binding upon the Vendor,

		(ii)	to the knowledge of the Vendor, result in any fees, duties, taxes, assessments, penalties or other amounts becoming due or payable by the Purchaser under any sales tax legislation. .

		(iii)	give rise to the creation or imposition of any Encumbrance on the Purchased Asset,

		(iv)	violate or constitute default under any license, permit, approval, consent or authorization held by the Vendor, or

		(v)	violate or trigger any liability on behalf of the Purchaser pursuant to any legislation governing the sale of the Purchased Asset by the Vendor.

	(c)	the Vendor owns and possesses and has good and marketable title to the Purchased Asset free and clear of all Encumbrances of every kind and nature whatsoever;

	(d)	the Vendor does not have any indebtedness in excess of $10,000.00 which might by operation of law or otherwise now or hereafter constitute an Encumbrance upon the Purchased Asset;

(e)

no person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Vendor of the Purchased Asset;

(f)

except as otherwise provided herein, this Agreement discloses all contracts, engagements, and commitments, whether oral or written, relating to the Purchased Asset including in particular contracts, engagements, and commitments:

		(i)	out of the ordinary course of business,

	(ii)	which entail the payment of in excess of $10,000.00 during any one year period,

	(iii)	respecting ownership of or title to any interest or claim in or to any real or personal property making up the Purchased Asset,

(iv)

respecting any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person except for cheques endorsed for collection in the ordinary course of the business;

(v)

 any confidentiality, secrecy or non-disclosure contract, (whether the Vendor is a beneficiary or obligant thereunder) relating to any proprietary or confidential information or any non-competition or similar contract;

(vi)

there has not been any default in any obligation or liability in respect of said contracts, engagements, or commitments by the Vendor and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits under any contracts;

	(vii)	there has not been any amendment, modification, variation, surrender, or release of said contracts, engagements, and commitments; and

(viii)

each of said contracts, engagements, and commitments is in good standing and in full force and effect and the Vendor has performed all of the material obligations required to be performed by it and is entitled to all benefits thereunder, and is not in default or alleged to be in default in respect of any material contract or any other contracts, engagements or commitments provided for in this Agreement, to which the Vendor is a party or by which it is bound;

(g)

all material Licenses required for the uses to which the Purchased Asset have been put have been obtained and are in good standing and such conduct and uses are in compliance in all material respects with such licenses and permits and with all laws, zoning and other bylaws, building and other restrictions, rules, regulations, and ordinances applicable to the Purchased Asset and neither the execution and delivery of this Agreement nor the completion of the purchase and sale hereby contemplated will give any person the right to terminate or cancel the said licenses or permits or affect such compliance;

(h)

there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or noncompliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Vendor’s knowledge threatened against or affecting the Vendor or in respect of the Purchased Asset;

(i)

there is no requirement applicable to the Vendor to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licenses, permits, certificates, registrations, consents and approvals described in Schedule 3 - Consents, or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser except for the notifications, consents and approvals described in Schedule 3 - Consents;

(j)

Vendor has filed or caused to be filed all material tax returns of Vendor which have become due (taking into account valid extensions of time to file) prior to the date hereof, such returns are accurate and complete in all material respects and Vendor has paid or caused to be paid all taxes due, in each case to the extent Purchaser would incur liability for Vendor’s failure to file such returns or pay such taxes. There are no outstanding tax liens that have been filed by any tax authority against the Purchased Asset. No claims are being asserted in writing with respect to any taxes relating to the Vendor’s business for which Purchaser reasonably could be held liable and Vendor knows of no basis for the assertion of any such claim;

(k)

the Vendor has never received any notice of or been prosecuted for non-compliance with any Environmental Laws, nor has the Vendor settled any allegation of non-compliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs or construction or capital expenditures to be made with respect to the Purchased Asset, nor has the Vendor received notice of any of the same;

(l)

Schedule 2 - Intellectual Property, sets out all registered or pending Intellectual Property (including particulars of registration or application for registration, continuances, or PCT’s) and all licenses, registered user agreements and other contracts that comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary for use with the Assets. The Vendor is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No person has been granted any interest in or right to use all or any portion of the Intellectual Property. The use of the Assets does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other person. The Vendor is not aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other person, nor has the Vendor received any notice that the use of the Assets, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other person, and the Vendor, after due inquiry, has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Vendor is not aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Vendor has provided to the Purchaser a true and complete copy of all contracts and amendments thereto that comprise or relate to the Intellectual Property; and

(m)

there are no liabilities of the Vendor or its associates or Affiliates, whether or not accrued and whether or not determined or determinable, in respect of which the Purchaser may become liable on or after the Closing Date.

7.	REPRESENTATIONS OF THE PURCHASER

7.1

The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor will rely thereon in entering into this Agreement and in concluding the purchase and sale contemplated hereby, that:

(a)

the Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has the power, authority, and capacity to enter into this Agreement and to carry out its terms;

(b)

the execution and delivery of this Agreement and the completion of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction;

(c)

there is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement;

(d)

neither the execution and delivery of this Agreement nor the performance of the Purchaser’s obligations hereunder will violate or constitute a default under the constating documents, by-laws, or articles of the Purchaser, any order, decree, judgment, statute, by-law, rule, regulation, or restriction applicable to the Purchaser, or any contract, agreement, instrument, covenant, mortgage or security to which the Purchaser is a party or which are binding upon the Purchaser;

(e)

Purchaser has made available to the Vendor a true and complete copy of each annual, quarterly and other reports, registration statements (without exhibits) filed by Purchaser with the Securities and Exchange Commission (the “SEC”) since September 17, 2008 (the “Purchaser SEC Documents”). As of their respective filing dates, the Purchaser SEC Documents complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Purchaser SEC Documents, and none of the Purchaser SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Purchaser SEC Document. The financial statements of Purchaser included in the Purchaser SEC Documents (the “Purchaser Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted under Form 10-QSB under the Exchange Act) and fairly presented the consolidated financial position of Purchaser and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of Purchaser’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, to normal and recurring year-end audit adjustments). There has been no change in Purchaser’s accounting policies, except as described in the notes to the Purchaser Financial Statements or as required by generally accepted accounting principles. Since the date of the most recent balance sheet included in a Purchaser SEC Document, there has been no material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Purchaser;

(f)

The authorized stock of the Purchaser consists of 150,000,000 shares of Common Stock of which 12,658,989 were issued and outstanding as of September 17, 2008. The Purchase Price to be issued to the Vendor under this Agreement will, when so issued, be duly authorized, validly issued, fully paid, non-assessable, free of any Encumbrances and not subject to any preemptive rights or rights of first refusal created by statute or the charter documents or Bylaws of Purchaser or any agreement to which Purchaser is a party or is bound and will be issued in compliance with federal and state securities laws; and

(g)

except as disclosed in the Purchaser SEC Documents, (i) there are no actions, suits, proceedings, investigations, complaints, orders, directives, or notices of defect or non-compliance by or before any court, governmental or domestic commission, department, board, tribunal, or authority, or administrative, licensing, or regulatory agency, body, or officer issued, pending, or to the best of the Purchaser’s knowledge threatened against or affecting the Purchaser; and (ii) the Purchaser is in compliance in all material respects with all applicable laws applicable to Purchaser and its business.

8.	COVENANTS OF THE VENDOR

Between the date of this Agreement and the Closing Date, the Vendor covenants and agrees that the Vendor:

(a) will maintain sufficient manufacturing capabilities in order to ensure the supply of the assets underlying the Purchased Asset and will preserve such assets intact without any Encumbrances ;

(b)

will maintain insurance coverage of the scope and in the amounts now held in full force and effect and will give all notices and present all claims under all policies of insurance in a due and timely fashion;

(c)

will use its best efforts to procure and obtain at or prior to the Closing Date all such consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby from all federal, state, municipal or other governmental or regulatory bodies and from all other third parties as necessary;

(d)

at the request of the Purchaser, the Vendor will execute such consents, authorizations and directions as may be necessary to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to the Purchased Asset maintained by governmental or other public authorities;

(e)

the Vendor will use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Purchased Asset to the Purchaser and the execution and delivery of this Agreement and any other Agreements or documents contemplated hereby and to cause all necessary meetings of members or managers of the Vendor to be held for such purpose; and

(f)

will not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendor contained herein, and the Vendor will not enter into any material supply agreements relating to the Purchased Asset or make any material decisions or enter into any material contracts with respect to the Purchased Asset without the consent of the Purchaser, which consent will not be unreasonably withheld.

9.	COVENANTS OF THE PURCHASER

Between the date of this Agreement and the Closing Date, the Purchaser will make all reasonable efforts to obtain and procure in co-operation with the Vendor all consents, approvals, releases, and discharges required to effect the transactions contemplated hereby.

10.	NON-COMPETITION

10.1

As a condition to, and in consideration of, the Purchaser entering into this Agreement and the License Agreement, the Vendor and other employees similarly situated to the Vendor, covenant and agree with the Purchaser that for a period of 3 years from the Closing Date, it will not, either directly or indirectly, as principal, agent, owner, employee, partner, shareholder, advisor or otherwise howsoever own, operate or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to any business operation, whether a proprietorship, partnership, joint venture, private company or otherwise howsoever, carrying on or engaged in any business identical with or similar to the business carried on by the Purchaser worldwide, other than in France, Iran or Russia;

10.2

The Vendor acknowledges and agrees that the obligations of this Agreement and the License Agreement are directly related to the asset purchase and the licensing of the intellectual property rights and are necessary to protect the Purchaser’s legitimate business interests; and that the Purchaser’s need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Purchaser in developing marketing plans and similar confidential information; and (iv) the highly competitive nature of the Purchaser’s industry, including the premium that competitors of the Purchaser place on acquiring proprietary and competitive information;

11.	INDEMNIFICATION, REMEDIES, SURVIVAL

11.1	Certain Definitions

For the purposes of this Article 11 the terms “Loss” and “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages including damages for lost profits or lost business opportunities.

11.2	Agreement of Vendor to Indemnify

Vendor will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the Closing Date, the Purchaser and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by the Purchaser and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Vendor of any representation or warranty of Vendor contained in or made pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Vendor of any covenant or agreement of Vendor made in or pursuant to this Agreement, any Vendor document or any certificate or other instrument delivered pursuant to this Agreement.

11.3	Agreement of Purchaser to Indemnify

Purchaser will indemnify, defend, and hold harmless, to the full extent of the law, for a period of three years from the Closing Date, Vendor from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Vendor by reason of, resulting from, based upon or arising out of:

(a)

the breach by Purchaser of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Purchaser of any covenant or agreement of Purchaser made in or pursuant to this Agreement, any Purchaser document or any certificate or other instrument delivered pursuant to this Agreement.

12.	NON MERGER

12.1

The representations, warranties, covenants, and agreements of the Vendor contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Vendor of such representation, warranty, covenant, or agreement), or any investigation by the Purchaser, same will remain in full force and effect.

12.2

The representations, warranties, covenants, and agreements of the Purchaser contained herein and those contained in the documents and instruments delivered pursuant hereto or in connection herewith will survive the Closing Date for a period of eighteen months, and notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases the Purchaser of such representation, warranty, covenant, or agreement), or any investigation by the Vendor, same will remain in full force and effect.

13.	CONDITIONS PRECEDENT

13.1	The obligation of the Purchaser to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of the Vendor contained herein are true and correct on and as at the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Purchaser;

(b)

that all the terms, covenants, conditions, agreements, and obligations hereunder on the part of the Vendor to be performed or complied with at or prior to the Closing Date, including in particular the Vendor’s obligation to deliver the documents and instruments herein provided for in Clause 14, have been performed and complied with as at the Closing Date;

(c)

that between the date hereof and the Closing Date no force majeure, change, event, or circumstance has occurred which materially adversely affects the Purchased Asset or which, significantly reduces the value of the Purchased Asset to the Purchaser;

(d)	that between the date hereof and the Closing Date there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to the Purchased Asset;

(e)	no legal or regulatory action or proceeding will be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Asset contemplated hereby;

(f)

that at the Closing Date, there will have been obtained from all appropriate federal, state, municipal or other governmental or administrative bodies such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendor to permit the change of ownership of the Purchased Asset contemplated hereby, and all notices, consents and approvals with respect to the transfer or assignment of any contracts;

(g)

that at the Closing Date, the Vendor will have given or obtained the notices, consents and approvals described in Schedule 3 - Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

13.2

The foregoing conditions of this Clause 13.1 are for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time. If any of the conditions contained in this Clause 13.1 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Purchaser, acting reasonably, the Purchaser, may, by notice to the Vendor, terminate this Agreement and the obligations of the Vendor and the Purchaser under this agreement, provided that the Purchaser may also bring an action pursuant to Clause 11.2 against the Vendor for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Vendor.

13.3	The obligation of the Vendor to consummate the transactions herein contemplated is subject to the fulfillment of each of the following conditions precedent at the times stipulated:

(a)

that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties were made as at the Closing Date, except as may be in writing disclosed to and approved by the Vendor; and

(b)

that all terms, covenants, conditions, agreements, and obligations hereunder on the part of the Purchaser to be performed or complied with at or prior to the Closing, including in particular the Purchaser’s obligation to deliver the documents and instruments herein provided for in Clause 15, have been performed and complied with as at the Closing.

13.4

The foregoing conditions of this Clause 13.3 are for the exclusive benefit of the Vendor and may be waived in whole or in part by the Vendor at any time. If any of the conditions contained in this Clause 13.3 will not be performed or fulfilled at or prior to the Closing Date to the satisfaction of the Vendor acting reasonably, the Vendor may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendor and the Purchaser under this Agreement, provided that the Vendor may also bring an action pursuant to Clause 11.3 against the Purchaser for damages suffered by it where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or a warranty by the Purchaser.

14.	TRANSACTIONS OF THE VENDOR AT THE CLOSING

14.1

At the Closing Date, the Vendor will execute and deliver or cause to be executed and delivered all deeds, conveyances, bills of sale, transfers, assignments, agreements, certificates, documents, and instruments as may be necessary to effectively vest good and marketable title to the Purchased Asset in the Purchaser free and clear of any Encumbrances and without limiting the foregoing, will execute and deliver or cause to be executed and delivered:

	(a)	a credit note which is the Purchased Asset

	(b)	all consents, approvals, releases, and discharges as may be required to effect the transactions contemplated hereby, including in particular those described in Schedule 3 - Consents;

	(c)	a certificate of the Vendor dated the Closing, acceptable in form and content to the solicitors for the Purchaser, certifying that the conditions set out in Clause 13.1 have been satisfied;

	(d)	executed releases by any third parties which have any Encumbrances against the Purchased Asset;

	(e)	a certified copy of a resolution of the Directors of the Vendor duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

	(f)	a subscription agreement for the Purchase Shares; and

	(g)	all such other documents and instruments as the Purchaser’s lawyers may reasonably require.

15.	TRANSACTIONS OF THE PURCHASER AT THE CLOSING

15.1	At the Closing the Purchaser will deliver or cause to be delivered to the Vendor:

	(a)	Irrevocable instructions to the transfer agent of the Purchaser as to the issuance of the Purchased Shares, in form and substance satisfactory to the Vendor;

	(b)	a certified copy of a resolution of the Directors of the Purchaser duly passed authorizing the execution and delivery of this Agreement and the completion of the transactions contemplated hereby;

(c)

a certificate of an officer of the Purchaser dated as of the Closing Date, acceptable in form and content to the solicitors for the Vendor, certifying that the conditions precedent set out in Clause 13.3 have been satisfied; and

	(d)	all such other documents and instruments as the Vendor or its solicitors may reasonably require.

16.	TAXES

16.1

All sales, use and other transfer taxes payable in respect of the transactions arising out of the purchase of the Assets as contemplated hereby will be paid by the Vendor, as far as these taxes are being levied by the country of residence of the Vendor, i.e. France.

17.	FURTHER ASSURANCES

17.1

From time to time subsequent to the Closing Date, the parties covenant and agree, at the expense of the requesting party, to promptly execute and deliver all such further documents and instruments and do all such further acts and things as may be required to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated hereby.

18.	ASSIGNMENT

18.1	This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

19.	SUCCESSORS AND ASSIGNS

19.1	This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

20.	COUNTERPARTS

20.1	This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

21.	NOTICES

21.1

Any notice required or permitted to be given under this Agreement will be in writing and may be given by personal service or by prepaid registered mail, and addressed to the proper party or transmitted by electronic facsimile generating proof of receipt of transmission at the address or facsimile number stated below:

(a)	if to the Vendor:

EUROSLOT SAS
ZA Les Priédons Sud
86140 Scorbé Clairvaux
FRANCE

Facsimile No.: +33.5. 49.93.86.71

(b)	if to the Purchaser:

USR Technology, Inc.
20333 State Hwy. 249,
Suite 200
Houston, Texas

Facsimile No.: + 1 (866) 857-9025

with a copy to:

Macdonald Tuskey
Suite 1210, 777 Hornby Street
Vancouver, British Columbia V6Z 1S4
Attention: William L. Macdonald

Facsimile No.: +1 (604) 681-4760

or to such other address or facsimile number as any party may specify by notice. Any notice sent by registered mail as aforesaid will be deemed conclusively to have been effectively given on the fifth business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout or other labour disturbance affecting postal service, then such notice will not be effectively given until actually received. Any notice transmitted by electronic facsimile will be deem conclusively to have been effectively given if evidence of receipt is obtained before 5:00 p.m. (recipient’s time) on a Business Day, and otherwise on the Business Day next following the date evidence of receipt of transmission is obtained by the sender.

22.	TENDER AND EXTENSIONS

22.1

Tender may be made upon the Vendor or Purchaser or upon the solicitors for the Vendor or Purchaser and such solicitors are expressly authorized by their respective clients to confirm extensions of the Closing Date.

23.	REFERENCE DATE

23.1

This Agreement is dated for reference as of the date first above written, but will become binding as of the date of execution and delivery by all parties hereto and subject to compliance with the terms and conditions hereof, the transfer and possession of the Purchased Asset will be deemed to take effect as at the close of business on the Closing Date. References herein to the date of the Agreement or to the date hereof shall be deemed to mean the date set forth in the preamble to this Agreement.

24.	REFERENCES TO AGREEMENT

24.1

The terms “this Agreement”, “hereof’, “herein”, “hereby”, “hereto”, and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement. References to particular clauses are to clauses of this Agreement unless another document is specified.

IN WITNESS WHEREOF the parties have executed and delivered these presents on the dates indicated below.

EUROSLOT S.A.S.

Per:	“signed”
Authorized Signatory

Dated:	September 26, 2008

USR TECHNOLOGY, INC.

Per:	/s/ John Ogden
Authorized Signatory

Dated:	September 26, 2008

LIST OF SCHEDULES

Schedule	Description

1	Description of Purchased Asset

2	Intellectual Property: Vendor Patent and Trademark

3	Consents

4	License Agreement

5	Subscription Agreement

SCHEDULE 1

DESCRIPTION OF PURCHASED ASSET

The Purchased Asset is a Credit Note with a value of US $ 1,000,000.00 for the manufacture and supply of articulated downhole screen filters.

SCHEDULE 2

INTELLECTUAL PROPERTY: VENDOR PATENT AND TRADEMARK

Patent rights:

French patent application 06/07075 filed 02/08/2006 and published under number 2 904 653

International application WO 2008/015540 filed 01/08/2007 under reference PCT/IB2007/002202 under priority of the above French application for all states that could be designated at that date according to the Patent Cooperation Treaty.

Trademark rights:

French trademark 07 3535275 filed 31/10/2007 for the words "Snake Screen" in classes 6, 7, and 11 of the International Classification,

International trademark 965 572 as registered 30/04/2008 to cover Bahrain, Europe Union, Iran, Russia, and USA, for the words "Snake Screen" in classes 7 and 11 of the International Classification.

SCHEDULE 3

CONSENTS

None.

SCHEDULE 4

LICENSE AGREEMENT

SCHEDULE 5

SUBSCRIPTION AGREEMENT